Exhibit 99.1

706 Mission Street, 10th Floor San Francisco CA 94103

FOR IMMEDIATE RELEASE

GOFISH CORPORATION CLOSES $10.3 MILLION
FIXED PRICE CONVERTIBLE DEBT FINANCING

SAN FRANCISCO - June 14, 2007 - GoFish Corporation (OTCBB: GOFH), the leading Internet Video Network showcasing original, Made-for-Internet (‘MFI’) programming, today announced that it has closed its $10.3 million private placement of convertible notes, together with warrants to purchase 3,862,500 shares of GoFish common stock.

The notes have a fixed conversion price of $1.60 per share and the warrants have a fixed exercise price of $1.75 per share. The conversion price of the notes and exercise price of the warrants will remain fixed, regardless of fluctuations in the market price of GoFish common stock, except in the event of any future equity issuances below the conversion price or exercise price.  The notes have a term of three years and bear interest at a rate of 6 percent per annum, payable semi-annually in cash or registered GoFish common stock, at the company’s option. The warrants are exercisable after one year from the date of issuance.

GoFish has the right to force conversion of a specified amount of the notes at the then-applicable conversion price so long as GoFish common stock trades at or above $2.06 per share for the preceding twenty consecutive trading days and certain other conditions are satisfied.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, the warrant or any shares of GoFish common stock. The notes, the warrants and the shares of GoFish common stock issuable upon conversion of the notes and exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under or an applicable exemption from registration requirements of the Securities Act of 1933, as amended and applicable state securities laws. Under the terms of a registration rights agreement entered into as part of the transaction, GoFish has agreed to file a registration statement under the Securities Act with the Securities and Exchange Commission to permit resales to the public of the shares of GoFish common stock issuable upon conversion of the notes and exercise of the warrants.

About GoFish Corporation
GoFish Corporation, (OTCBB: GOFH) headquartered in San Francisco, is a leading Internet Video Network that, in two years, has grown to deliver millions of videos per month to a rapidly growing audience of enthusiasts. The first publicly traded company in the space and a pioneer in the development of original, Made-for-Internet programming, GoFish is a destination on the web where millions of people come to watch, create, upload and share the best in online video entertainment. For more information about the company, go to www.gofish.com.

Investor Contacts for GoFish
Nate Wright, Market Street Partners, 415-445-3239, nate@marketstreetpartners.com
Joann Horne, Market Street Partners, 415-445-3233, joann@marketstreetpartners.com

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www.gofish.com